Exhibit 99.1

GENERAL MARITIME REACHES AGREEMENT ON A $175 MILLION NEW EQUITY
INVESTMENT AND AN AGREEMENT WITH A STEERING COMMITTEE OF
 SENIOR LENDERS ON KEY TERMS TO RESTRUCTURE DEBT

Operations to Continue as Normal

Receives Up To $100 Million Financing Commitment

Receives $175 Million Equity Commitment

Elects to File Voluntary Chapter 11 Petition
to Implement Financial Restructuring

NEW YORK – November 17, 2011 – General Maritime Corporation (NYSE: GMR) announced today that it has reached agreements with its key senior lenders (the “Key Senior Lenders”), including its bank group, led by Nordea Bank Finland plc, New York Branch (“Nordea”) as administrative agent, as well as affiliates of Oaktree Capital Management, L.P. (“Oaktree”), on the terms of a financial restructuring to strengthen the Company’s balance sheet and enhance its financial flexibility.

The restructuring agreement and related equity commitment letter have the support of over two thirds of the Company’s obligations from its banks and Oaktree. Among other things, under terms of the agreements, Oaktree will provide a $175 million new equity investment in General Maritime and convert its prepetition secured debt to equity. Under the terms of the agreement, General Maritime expects to substantially reduce its funded indebtedness and enhance its liquidity profile. Operations are expected to continue without interruption.

In order to implement the terms of the restructuring agreement and equity commitment letter, General Maritime today elected to file for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Substantially all of the Company’s subsidiaries – with the exception of those in Portugal, Russia and Singapore as well as certain inactive subsidiaries– have also commenced Chapter 11 cases.

In conjunction with the filing, General Maritime has received a commitment for up to $100 million in new debtor-in-possession (DIP) financing from a group of lenders led by Nordea as administrative agent. The initial amount of the DIP is $75 million, however, the credit facility contemplates that, if needed, the Company will have access to another $25 million of future financing, subject to the applicable lenders’ agreement, certain other conditions and further order of the Bankruptcy Court. Upon approval by the Bankruptcy Court, the new financing, combined with cash generated from the Company’s ongoing operations, will provide substantial liquidity, be used to support the business during the restructuring process and prevent customer interruption. General Maritime anticipates that it will continue to meet its obligations going forward to its customers, vendors and employees.

Jeffrey D. Pribor, Chief Financial Officer, said, “We are very pleased to have reached these agreements with certain of our key senior lenders, which we believe underscore their confidence in our business and represents an important step forward for our company and provides for a commitment of liquidity. Our operations are strong, but continued macroeconomic weakness and reduced tanker rates have diminished our cash flow and our ability to comply with certain covenants under our debt instruments. We are taking appropriate steps to align our capital structure, which was put in place under a different economic climate, with the realities of today’s markets and economy. Having reviewed the options available, we determined that implementing these agreements with our key lenders through court-supervised proceedings will facilitate our financial restructuring and that this is the best course of action for General Maritime. This restructuring process will allow us to continue to support our customers, suppliers and employees while we work to enhance the Company’s position as a leading provider of international seaborne oil transportation services.”

“We look forward to working together with our creditors to complete a successful financial restructuring. General Maritime owns and operates one of the world’s largest and most diverse fleets of tankers, and we remain committed to safely and efficiently serving our customers. We appreciate the ongoing dedication of our employees, whose hard work is critical to our success and the future of our company. We also thank our customers, suppliers, lenders and business partners for their support as we work to position General Maritime for profitable growth,” concluded Mr. Pribor.

Under the agreements, the parties agreed to support a plan of reorganization for the Company that would include:

•	Oaktree’s agreement to provide the reorganized Company with a new $175 million equity investment, $75 million of which would be used to pay down the Company’s senior secured first lien facilities;
•	Oaktree’s agreement to convert 100% of its senior secured debt into equity of the reorganized Company; and
•
The Key Senior Lenders’ agreement to amend their credit facilities in order to provide the Company with relief in the form of an amortization “holiday” until June 2014, deferring cash payments of approximately $140 million for approximately two and a half years.

The restructuring agreement contemplates the negotiation of definitive documents by December 2011, and provides that the transaction be implemented pursuant to a Chapter 11 plan for General Maritime that must become effective by April 2012.

The parties have agreed that the Company may continue to seek alternative equity commitment proposals pursuant to the restructuring agreement in accordance with its fiduciary duties. As such, the Company may continue to solicit, respond to, and negotiate the submission of alternative equity commitment proposals as part of its Chapter 11 case.

The terms of the restructuring are subject to definitive documentation and approval by the Bankruptcy Court, among other conditions. Accordingly, no assurance can be given that the transactions described herein will be effected.

General Maritime has filed various motions with the Bankruptcy Court to minimize business disruptions. These motions, if granted by the Bankruptcy Court, will ensure that General Maritime will have sufficient cash and liquidity to fund its continuing operations and administrative obligations incurred during the Chapter 11 process, including continuing to pay employee wages and salaries and providing employee benefits without interruption. The Company has also asked for authority to continue honoring claims of its critical vendors and its non-U.S. vendors. The Company expects to receive court approval for these requests. During the restructuring process, the Company will continue to operate in the normal course and vendors will be paid in full for all goods and services provided after the filing.

The Company expects to file an 8-K with the SEC that will include the restructuring support agreement and the equity commitment letter.

General Maritime has established a Restructuring Information Hotline for interested parties, at (888) 435-3302 in North America or internationally at (614) 553-1243. In addition, a website has been set up by General Maritime’s Claims Agent in the U.S., which contains Court documents and other updates (www.GMRRestructuring.com).

Kramer Levin Naftalis & Frankel LLP is serving as legal advisor and Moelis & Company is serving as financial advisor to the Company.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 30 tankers – seven VLCC, eight Aframax, twelve Suezmax tankers, two Panamax and one product tanker – with a total carrying capacity of approximately 5.1 million dwt. The Company also has three product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.2 million dwt, including the owned fleet and the chartered-in fleet.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and include factors that could cause actual results to differ materially such as: the Company's ability to borrow under the credit facilities; the Company's ability to timely and effectively implement and execute its plans to restructure its capital structure; the Company's ability to arrange and consummate financing or sale transactions or to access capital; the extent to which the Company's operating results continue to be affected by weakness in market conditions and charter rates; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business; the Company’s ability to continue as a going concern; the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases; the Company’s ability to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the effects of the Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general; the length of time the Company will operate under the Chapter 11 cases; the pursuit by the Company’s various creditors, equity holders and other constituents of their interests in the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases, which may interfere with the ability to develop and consummate one or more plans of reorganization once such plans are developed; the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations; the effects of changes in the Company's credit ratings; the Company’s ability to operate pursuant to the terms of the debtor-in-possession facility; the occurrence of any event, change or other circumstance that could give rise to the termination of the restructuring agreement or the equity commitment letter; increased administrative and restructuring costs related to the Chapter 11 cases; the Company’s ability to meet current operating needs, including the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers and service providers and to retain key executives, managers and employees and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings on Form 10-Q and Form 8-K.

Contacts
Jeffrey D. Pribor Chief Financial Officer General Maritime Corporation (212) 763-5600	Andy Brimmer / Andrew Siegel / Aaron Palash Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449